Exhibit 23.5

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Kennedy-Wilson Holdings, Inc. of our report dated March 31, 2014, with respect to the statements of financial condition of Kennedy Wilson Real Estate Fund IV, L.P., including the schedule of investments, as of December 31, 2013 and 2012, the related statements of operations, partners’ capital and cash flows for the years then ended, and the related notes to the financial statements, which report appears in amendment no. 1 to the December 31, 2013 annual report on Form 10‑K of Kennedy-Wilson Holdings, Inc.
/s/ KPMG LLP
Los Angeles, California
July 18, 2014